Exhibit 8.2

November 6, 2026

Caldera Therapeutics, Inc.

300 Technology Square, 8th Floor

Cambridge, MA, 02139

Re:	Tax Opinion Pursuant to Section 7.7(c) of the Merger Agreement

Ladies and Gentlemen,

We have acted as counsel to Caldera Therapeutics, Inc., a Delaware corporation (“Caldera”) in connection with that certain Agreement and Plan of Merger, dated as of July 28, 2026 (the “Agreement”) by and among Caldera; Synlogic, Inc., a Delaware corporation (“Synlogic”); Sonic HoldCo, Inc., a Delaware corporation (“Parent”); Yellowstone Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Caldera Merger Sub”); and Sonic Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Synlogic Merger Sub”, and together with the Caldera Merger Sub, the “Merger Subs”). Pursuant to the Agreement, (1) Caldera Merger Sub will be merged with and into Caldera, with Caldera surviving as a direct, wholly owned subsidiary of Parent (the “Caldera Merger”); and (2) Synlogic Merger Sub will be merged with and into Synlogic surviving as a direct, wholly owned subsidiary of Parent (the “Synlogic Merger”, and together with the Caldera Merger, the “Mergers”), in each case according to the terms and conditions set forth in the Agreement.

This opinion has been requested in connection with a request by the Securities and Exchange Commission (“SEC”) for an opinion of the tax consequences of the Caldera Merger to stockholders of Caldera. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein have the meanings specified in the Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

(a)	The Agreement (including any amendments, exhibits, and schedules thereto);

(b)

Respective tax representation letters of Parent, Caldera and Synlogic, each signed by the appropriate authorized officer, dated as of November 6, 2026, and delivered to us for purposes of this opinion and incorporated herein by reference;

(c)

The registration statement on Form S-4 (File No. 333-298868) including the proxy statement/prospectus forming a part thereof, relating to the transactions contemplated by the Agreement (as amended through the date hereof, the “Registration Statement”);

(d)	Such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In rendering our opinion, we have assumed, without any independent investigation or verification, that all of the information as to factual matters contained in the documents referred to herein is true, correct, and complete and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incorrect or incomplete. Any inaccuracy with respect to factual matters contained in the documents or incompleteness in our understanding of the facts could alter the conclusion reached herein.

In addition, for purposes of rendering our opinion, we have assumed with your permission, that:

(i)

All signatures on all documents reviewed by us are genuine, all documents submitted to us as originals are authentic, true and correct, all documents submitted to us as copies are true and correct copies of the originals thereof, there has been (or will be by the Caldera Effective Time or Synlogic Effective Time, as applicable) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof, and each natural person signing any document reviewed by us had the legal capacity to do so;

(ii)

Any representation or statement referred to above made “to the best knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the completion of the Mergers and thereafter where relevant;

(iii)

The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement and the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified); and

(iv)	The Mergers and the transactions contemplated in the Agreement will be effected in accordance with the terms thereof.

Based on the foregoing documents, materials, and assumptions and information, and subject to the qualifications and assumptions set forth herein, it is our opinion that the Caldera Merger should constitute a “reorganization” within the meaning of Section 368(a) of the Code, such that stockholders of Caldera should not recognize gain or loss in the Caldera Merger.

This opinion is rendered only as of the date hereof, and we undertake no obligation to supplement, update or revise this opinion after the date hereof to reflect any changes (including changes that have retroactive effect) in applicable law or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, agreement or assumption relied upon herein that becomes untrue, incorrect, or incomplete.

Our opinion set forth above is based upon the existing provisions of the Code, applicable U.S. Treasury Regulations promulgated or proposed under the Code, published administrative rulings and procedures, judicial decisions and other applicable authorities, all as in effect on the date hereof, which are subject to change (possibly with retroactive effect) so as to affect the conclusions stated herein.

Our opinion is limited to the specific U.S. federal tax consequences of the Mergers presented above. No opinion is expressed as to any transaction other than the Mergers as described in the Agreement, including (i) any transaction undertaken in connection with the Mergers and (ii) the Mergers, if, to the extent relevant to our opinion, either all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any provisions thereof or all the factual statements, representations, warranties, and assumptions upon which we have relied are not true and accurate at all times. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Mergers.

No ruling has been or will be requested from the Internal Revenue Service (the “Service”) concerning the U.S. federal income tax consequences of the Mergers. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing U.S. federal income tax law to the Mergers. Further, if the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

This opinion is being delivered solely pursuant to Section 7.7(c) of the Agreement in connection with a request by the SEC for an opinion on the tax consequences of the Mergers and solely for use in connection with the Mergers. This opinion may not otherwise be relied upon or utilized for any other purpose or by any other person or entity without our prior written consent. However, you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. federal tax treatment and U.S. federal tax structure of the Mergers and all materials of any kind that are provided to you by us relating to such tax treatment and tax structure.

Very truly yours,

/S/ FENWICK & WEST LLP
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

EXHIBITS:

EXHIBIT A — Tax representation letter of Parent, signed by an authorized officer of Parent

EXHIBIT B — Tax representation letter of Caldera, signed by an authorized officer of Caldera

EXHIBIT C — Tax representation letter of Synlogic, signed by an authorized officer of Synlogic

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